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                                EXHIBIT 23.1









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                                                                   EXHIBIT 23.1



CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Corel Corporation


We consent to the incorporation by reference in the registration statements (No. 33-64940 and No. 33-87226) on Form S-8 of our report dated January 16, 1998, except for note 12 which is as at February 23, 1998, relating to the consolidated balance sheets of Corel Corporation and subsidiaries as of November 30, 1997 and 1996, and the related consolidated statements of operations and retained earnings (deficit) and changes in financial position for each of the years in the three-year period ended November 30, 1997 which report appears in the November 30, 1997 annual report on Form 10-K of Corel Corporation.



/s/ KPMG

Chartered Accountants

Ottawa, Canada
February 23, 1998



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